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CDW CORPORATION

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THIS FILING INCLUDES A NEWS ARTICLE THAT CDW POSTED ON ITS INTERNAL COWORKER WEBSITE ON JUNE 4, 2007.
CDW to Expand Berbee Biz
By Jessica Davis
5/30/2007 4:27:00 PM
CDW’s current long-term goals—an expansion of its service and solutions business akin to Berbee, an expansion of the company’s overall sales team, and improving the customer value proposition by adding more knowledgeable account managers—will stay the same following the company’s acquisition by a private investment firm, according to Executive Vice President Harry Harczak.
Harczak spoke with eWEEK and Channel Insider about the pending deal and the future of CDW in an interview May 30.
“The strategy is to continue to do many of the things we’ve been doing,” said Harczak. “That means aggressively expanding our sales force by 300 people this year.”
In a conference call with analysts and media May 30, CDW Chairman and CEO John Edwardson said that CDW’s long-term goals for the company match those of the private equity firm that has agreed to acquire it, Madison Dearborn Partners.
And that includes the sales team expansion. Harczak pointed to CDW’s dramatic reorganization last year that changed the structure of the account business to one based along geographic lines. The sales force expansion is the next step.
CDW also plans to expand its Berbee business. The giant IT reseller acquired the services and solutions provider, which has operations in six states, in September 2006. Harczak said CDW plans to expand that business nationally.
“We will look to expand the opportunities by opening new offices organically, and we will also look at acquisitions to expand the Berbee platform,” Harczak said.
Analysts and consultants had speculated that CDW would likely expand further into the services and solutions business after the acquisition and that that business would make up a major component of CDW’s future plans.
CDW reached an agreement May 29 to be acquired by private equity firm Madison Dearborn Partners in a deal worth about $7.3 billion, or $87.75 per share.